EXHIBIT 23(a)






CONSENT OF INDEPENDENT AUDITORS




GENERAL MOTORS CORPORATION:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of General Motors Corporation of our reports dated January 28, 1997, appearing in the Annual Report on Form 10-K of General Motors Corporation for the year ended December 31, 1996, and of our report dated June 3, 1997 appearing in the Annual Report on Form 11-K of the General Motors Savings-Stock Purchase Program for Salaried Employees in the United States for the year ended December 31, 1996, respectively. We also consent to the reference to us under the heading "Item 3. Incorporation of Documents by Reference" in this Registration Statement.






/s/DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Detroit, Michigan
February 9, 1998































                                     II-10